Exhibit 3.1

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

RICE MIDSTREAM PARTNERS LP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of RICE MIDSTREAM PARTNERS LP, a Delaware limited partnership (the “Partnership”), dated as of July 23, 2018 (this “Agreement”), is entered into and executed by Rice Midstream Management LLC, a Delaware limited liability company, as General Partner, and EQM Gathering Holdings, LLC, a Delaware limited liability company, as Limited Partner.

RECITALS

WHEREAS, the Partnership was duly formed on August 5, 2014 as a Delaware limited partnership upon the filing of the Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware;

WHEREAS, on December 22, 2014, (i) Rice Midstream Management LLC, as the general partner of the Partnership, and Rice Midstream Holdings LLC, as the organizational limited partner of the Partnership, entered into an Amended and Restated Agreement of Limited Partnership of the Partnership, governing the rights, duties and obligations of the limited partner and general partner of the Partnership as set forth therein (as amended, the “Current Agreement”), and (ii) the Partnership completed an initial public offering of common units representing limited partner interests in the Partnership (“Common Units”), pursuant to which, the Partnership publicly sold Common Units on the New York Stock Exchange, and thereafter, such Common Units were publicly held and traded on the New York Stock Exchange;

WHEREAS, on the date hereof, EQM Acquisition Sub, LLC (“Merger Sub”), a Delaware limited liability company and a wholly-owned subsidiary of EQM Gathering Holdings, LLC, merged with and into the Partnership (the “Merger”), pursuant to the terms of that certain Agreement and Plan of Merger, dated April 25, 2018, by and among the Partnership, Rice Midstream Management LLC, EQT Midstream Partners, LP, EQT Midstream Management, LLC, EQM GP Acquisition Sub, LLC, Merger Sub, and, solely for certain limited purposes set forth therein, EQT Corporation (the “Merger Agreement”);

WHEREAS, the Partnership was the surviving company in the Merger, and as a result of the Merger and in accordance with the terms of the Merger Agreement, the Common Units ceased to be traded on the New York Stock Exchange and EQM Gathering Holdings, LLC became the sole limited partner of the Partnership and holds 100% of the Percentage Interests as of the date hereof;

WHEREAS, pursuant to Article XIII of the Current Agreement, the Current Agreement may be amended by Rice Midstream Management LLC, in its capacity as the general partner of the Partnership, and EQM Gathering Holdings, LLC, in its capacity as the sole limited partner of the Partnership; and

WHEREAS, Rice Midstream Management LLC and EQM Gathering Holdings, LLC desire to amend and restate the Current Agreement in its entirety, as of the date set forth above, in order to set forth their respective rights and obligations with respect to the Partnership in accordance with the terms and subject to the conditions set forth in this Agreement and the Delaware Act (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, Rice Midstream Management LLC and EQM Gathering Holdings, LLC hereby agree as follows:

ARTICLE I
DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware effective on August 5, 2014, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“General Partner” means Rice Midstream Management LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“Limited Partner” means EQM Gathering Holdings, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as a limited partner of the Partnership, and any other limited partner admitted to the Partnership from time to time.

“Partner” means the General Partner or any Limited Partner.

“Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.

ARTICLE II
ORGANIZATIONAL MATTERS

Section 2.1            Formation. The General Partner and the Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. This Agreement shall be deemed to have become effective (the “Effective Date”) on the date of this Agreement.

Section 2.2            Name. The name of the Partnership shall be “Rice Midstream Partners LP.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partner of such change in the next regular communication to the Limited Partner.

Section 2.3            Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered agent and office of the Partnership in the State of Delaware shall be as set forth in the Certificate of Limited Partnership. The principal office of the Partnership shall be located at 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222, or such other place as the General Partner may from time to time designate by notice to the Limited Partner. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222, or such other place as the General Partner may from time to time designate by notice to the Limited Partner.

Section 2.4            Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to the subsidiaries of the Partnership; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5            Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6            Term. The term of the Partnership commenced as of the effective time stated in the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of

Article VIII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7            Partnership Interests. Effective as of the Effective Date, the General Partner shall have a 0.00% non-economic general partner Percentage Interest in the Partnership and the Limited Partner shall have a 100% limited partner Percentage Interest in the Partnership.

ARTICLE III
CAPITAL CONTRIBUTIONS

As consideration for the issuance of partnership interests described in Section 2.7, the Limited Partner has made a capital contribution to the Partnership in exchange for its limited partner Percentage Interest.

ARTICLE IV
CAPITAL ACCOUNTS; ALLOCATIONS

Section 4.1            Capital Accounts. The Partnership shall maintain for each Partner a separate capital account in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

Section 4.2            Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Limited Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.

Section 4.3            Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE V
MANAGEMENT AND OPERATIONS OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership.

ARTICLE VI
RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

The Limited Partner shall have no liability under this Agreement except as provided in Article III.

ARTICLE VII
INDEMNIFICATION

Section 7.1            The General Partner and all officers, directors, agents and employees of the General Partner and all officers of the Partnership, if any, shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Partnership or otherwise) arising out of their service to the Partnership or to another enterprise at the request of the Partnership; provided, however, that the Partnership shall not indemnify any indemnified person in connection with a proceeding (or part thereof) initiated by such person (other than a proceeding to enforce such person’s rights to indemnification under this Article) unless such proceeding (or part thereof) was authorized by the General Partner.

Section 7.2            Employees of the Partnership who are not entitled to indemnification under Section 7.1 hereof shall be indemnified as of right in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Partnership or otherwise) arising out of their service to the Partnership or to another enterprise at the request of the Partnership if, as determined by the Partnership in its sole discretion, such employee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that the Partnership shall not indemnify an employee in connection with a proceeding (or part thereof) initiated by such employee (other than a proceeding to enforce such person’s rights to indemnification under this Article) unless such proceeding (or part thereof) was authorized by the General Partner.

Section 7.3            The Partnership may indemnify agents of the Partnership who are not entitled to indemnification under Sections 7.1 or 7.2 hereof with such scope and effect as determined by the Partnership.

Section 7.4            As soon as practicable after receipt by any person entitled to indemnification hereunder of actual knowledge of any action, suit or proceeding, such indemnified person shall notify the Partnership thereof if a claim for indemnification in respect thereof may be or is being made by such indemnified person against the Partnership under this Article. With respect to any such action, suit or proceeding, the Partnership will be entitled to participate therein at its own expense and may assume the defense thereof. After the Partnership notifies the indemnified person of its election to so assume the defense, the Partnership will not be liable to the indemnified person under this Article for any legal or other expenses subsequently incurred by the indemnified person in connection with the defense. The Partnership shall not be obligated to indemnify an indemnified person under this Article for any amounts paid in settlement of any action or claim effected without its written consent.

Section 7.5            The Partnership may purchase and maintain insurance to protect itself and any person against any liability asserted against and incurred by him or her in respect of such service, whether or not the Partnership would have the power to indemnify him or her against such liability by law or under the provisions of this Article. The provisions of this Article shall be applicable to persons who have ceased to be a person covered by this Article and shall inure to the benefit of the heirs, executors, and administrators of persons entitled to indemnity hereunder.

Section 7.6            Indemnification under this Article shall include the right to be paid expenses incurred in advance of the final disposition of any action, suit or proceeding for which indemnification is provided, upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it ultimately shall be determined that he or she is not entitled to be indemnified by the Partnership; provided, however, that the indemnified person shall reimburse the Partnership for any amounts paid by the Partnership as indemnification of expenses to the extent the indemnified person receives payment for the same expenses from any insurance carrier or from another party. The indemnification rights granted herein are not intended to be exclusive of any other rights to which those seeking indemnification may be entitled and the Partnership may enter into contractual agreements with any individual to provide such individual with indemnification rights as set forth in such agreement or agreements, which rights shall be in addition to the rights set forth in this section.

Section 7.7            The provisions of this Article shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

Section 7.8            Any indemnification under this Article VII shall be satisfied solely out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification. In no event may an indemnified person subject the Limited Partners to personal liability by reason of these indemnification provisions.

ARTICLE VIII
DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up, upon: (1) the election of the General Partner to do so, if approved by Partners representing a majority of the limited partner interests of the Partnership; (2) the sale, exchange, or other disposition of all or substantially all of the Partnership assets and properties and Partnership subsidiaries; (3) the entry of a decree of judicial dissolution of the Partnership; or (4) the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner.

ARTICLE IX
AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE X
GENERAL PROVISIONS

Section 10.1          Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3.

Section 10.2          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 10.3          Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 10.4          Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 10.5          Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 10.6          Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner as of the date first above written.

GENERAL PARTNER:

RICE MIDSTREAM MANAGEMENT LLC

By:	/s/ Jeremiah J. Ashcroft III
Name: Jeremiah J. Ashcroft III
Title: President

LIMITED PARTNER:

EQM GATHERING HOLDINGS, LLC

By:	/s/ Jeremiah J. Ashcroft III
Name: Jeremiah J. Ashcroft III
Title: President

[Signature Page to Second Amended and Restated Agreement of Limited Partnership of Rice Midstream Partners LP]